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                                                                     EXHIBIT 3.4
                                                                     -----------

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TRANSMEDIA NETWORK INC.

Gene M. Henderson and Kathryn M. Ferara certify that:

       1. They are the President and Chief Executive Officer, and Secretary, respectively, of Transmedia Network Inc., a Delaware corporation (the "Corporation").

       2. Paragraph 1 of Article 4 of the Certificate of Incorporation of the Corporation now reads:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of two cents ($.02) per share, and one million (1,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of ten cents ($.10) per share."

                  is amended to read as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is ninety million (90,000,000), of which seventy million (70,000,000) shares shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of two cents ($.02) per share, and twenty million (20,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of ten cents ($.10) per share."

       3. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.


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       IN WITNESS WHEREOF, this Certificate of Amendment, which amends Paragraph
1 of Article 4 of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized Officer the ____ day of ___________, 1999.

                                         TRANSMEDIA NETWORK INC.


[Corporate Seal]
                                         ---------------------------------------
                                         Name:    Gene M. Henderson
                                         Title:   President and Chief Executive
                                                    Officer

ATTEST:

--------------------------
Name:  Kathryn M. Ferara
Title:    Secretary